SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13
                                  Rule 13d-102

                   Under the Securities Exchange Act of 1934

                              (Amendment No. 1)*

                                    C3, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  229 42 P 109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 January 1, 1998
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1 (b)
      |_| Rule 13d-1 (c)
      |X| Rule 13d-1 (d)

----------
      (*) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 12 pages

CUSIP No. 22942P109
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Trustees of the General Electric Pension Trust
       I.R.S. #14-6015763
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of New York
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             581,737
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       581,737
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       581,737
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       8.34%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       EP
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22942P109
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       General Electric Investment Corporation, as Investment Manager of GEPT (as defined below)

       I.R.S. #22-2152310
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             581,737
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       581,737
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       581,737
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       8.34%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IA, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22942P109
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       General Electric Company
       I.R.S. #14-0689340
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of New York
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            Disclaimed (see 9 below)
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             None
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             Disclaimed (see 9 below)
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       None
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       Beneficial ownership of all shares disclaimed by General Electric Company
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       |X| Disclaimed (see 9 below)

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       Not applicable (see 9 above)
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

INTRODUCTORY NOTE: This Amendment No. 1 amends the Statement on Schedule 13G filed on behalf of General Electric Company, a New York corporation ("GE"), General Electric Investment Corporation, a Delaware corporation and a wholly owned subsidiary of GE ("GEIC"), and Trustees of General Electric Pension Trust, a New York common law trust ("GEPT") on February 13 1998 (as amended, the "Schedule 13G"). GEIC is a registered investment adviser and acts as Investment Manager of GEPT, and may be deemed to be a beneficial owner of 581,737 shares of Common Stock of C3, Inc. (the "Issuer") owned by GEPT. GEPT and GEIC each expressly disclaim that they are members of a "group". GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group".

Item 1            Name of Issuer

                  Not applicable

Item 2(a)         Name of Person Filing

                  Trustees of General Electric Pension Trust (See Schedule II).

                  General Electric Investment Corporation, as Investment Manager of GEPT

                  General Electric Company

Item 3 If this statement is filed pursuant toss.ss.240.13d-1(b) or 240.13-2(b) or (c), check whether the person filing is a:

                  (a) [ ] Broker or Dealer registered under Section 15 of the
                          Act (15 U.S.C.78o)

                  (b) [ ] Bank as defined in Section 3(a)(6) of the Act (15
                          U.S.C.78c)

                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C.78c)

                  (d) [ ] Investment Company registered under Section 8 of the
                          Investment Company Act of 1940 (U.S.C.80a-8)

                  (e) [ ] An Investment Adviser in accordance with
                          ss.240.13-1(b)(1)(ii)(E)

                  (f) [ ] An Employee Benefit Plan or Endowment Fund in
                          accordance with ss.240.13d-1(b)(1)(ii)(F)

                  (g) [ ] A Parent Holding Company or Control Person in
                          accordance with ss.240.13d-1(b)(1)(ii)G)

                  (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act (U.S.C. 1813)

                  (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

                  (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)

Item 4            Ownership

                                                    GEPT      GEIC        GE

(a)   Amount beneficially owned                   581,737   581,737        0

(b)   Percent of class                             8.34%     8.34%    disclaimed

(c)   No. of shares to which person has

      (i)   sole power to vote or direct the       None      None        None
            vote

      (ii)  shared power to vote or direct        581,737   581,737   disclaimed

      (iii) sole power to dispose or to direct     None      None        None
            disposition

      (iv)  share power to dispose or to direct   581,737   581,737        0
            disposition

Item 5            Ownership of Five Percent or Less of a Class

                  Not applicable

Item 6            Ownership of More Than Five Percent on Behalf of Another
                  Person

                  Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the parent Holding Company

                  Not applicable

Item 8            Identification and Classification of Members of the Group

                  Not applicable

Item 9            Notice of Dissolution of Group

                  Not applicable

Item 10           Certification

                  Not applicable

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 1999


                                       GENERAL ELECTRIC INVESTMENT CORPORATION


                                       By: /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name:  Michael M. Pastore
                                           Title: Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 1999


                                       GENERAL ELECTRIC PENSION TRUST
                                       By: General Electric Investment
                                           Corporation, its Investment Manager


                                       By: /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name: Michael M. Pastore
                                           Title: Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 1999


                                       GENERAL ELECTRIC COMPANY


                                       By: /s/ John H. Myers
                                           -------------------------------------
                                           Name:  John H. Myers
                                           Title: Vice President

                                                                      Schedule I

                             JOINT FILING AGREEMENT

            This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common Stock of C3, Inc. is being filed on behalf of each of the undersigned.

Dated: February 16, 1999

                                       GENERAL ELECTRIC PENSION TRUST
                                       By: General Electric Investment
                                           Corporation its Investment Manger


                                       By: /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name:  Michael M. Pastore
                                           Title: Vice President


                                       GENERAL ELECTRIC INVESTMENT CORPORATION


                                       By: /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name:  Michael M. Pastore
                                           Title: Vice President


                                       GENERAL ELECTRIC COMPANY


                                       By: /s/  John H. Myers
                                           -------------------------------------
                                           Name:  John H. Myers
                                           Title: Vice President

                                                                     Schedule II

                   TRUSTEES OF GENERAL ELECTRIC PENSION TRUST

                        3003 Summer Street, P.O. Box 7900
                           Stamford, Connecticut 06904

  The names of the Trustees of General Electric Pension Trust are as follows:

                                Eugene K. Bolton

                               Michael J. Cosgrove

                                 Ralph R. Layman

                                  Alan M. Lewis

                              Robert A. MacDougall

                                  John H. Myers

                                Thomas J. Szkutak

                                 Donald W. Torey